Exhibit 10.48

	Kate Dwyer	Executive Vice President Executive Management-Executive

January 12, 2009		REVISED

Mr. Richard Gershen

7037 Garden Terrace Lane

Charlotte, NC  28210

Dear Rich:

On behalf of City National Bank, I am pleased to confirm our offer of employment to you as outlined below:

POSITION

Executive Vice President, Wealth Management.  You will be a member of the Bank’s Executive Committee.  In this position you will report directly to the Chief Executive Officer.

BASE SALARY

You will receive a base salary of $33,333.34 per month, payable in equal installments on the fifteenth and last day of the month.

INCENTIVE COMPENSATION

As a member of the Bank’s Executive Committee, you will be eligible to participate in our Executive Management Bonus Plan.  Your bonus target is 150% of your annual base salary, and may be as much as 200% of your annual base salary depending upon performance against pre-established goals.  For 2009, you will receive a bonus guarantee no less than 100% of your annual incentive target to be paid on or around March 15, 2010 contingent upon your continuing to be employed by the Bank at the time bonuses are paid.  Under the terms of the bonus plan to be developed and mutually agreed upon, 50% of your annual bonus is determined based on the Corporation’s performance relative to the financial goal for the Corporation’s Net Operating Income in accordance with the formula established annually by the Strategy & Planning Committee.  50% of your annual bonus is determined based on performance relative to the financial goal for your Division’s Net Operating Income in accordance with the formula established annually by the Strategy & Planning Committee.

555 South Flower Street, Eighteenth Floor Los Angeles, CA 90071	Member FDIC
T: 213.673.9123 F: 213.673.9100 kate.dwyer@cnb.com

SIGNING BONUS

You will receive a one time signing bonus in the gross amount of $250,000 less applicable taxes, as soon as administratively possible following your start date and the completion of background checks (including fingerprint clearance).  The full amount of this bonus must be repaid to City National Bank on your last day of employment with the Bank if you voluntarily leave the employment of the Bank before one year has elapsed from your start date.

AUTOMOBILE ALLOWANCE

As an Executive Committee Member of the Bank you will receive an automobile allowance in the gross amount of $1,000 per month, payable in equal installments on the fifteenth and last day of the month.

RELOCATION BENEFIT

You will receive a relocation bonus in the amount of $150,000 less applicable payroll deductions, as soon as administratively possible following your start date.

This is intended to cover the costs associated with temporary housing, selling your existing home, new home closing, travel expenses, and any incidental expenses associated with your move.

The cost of moving your household goods and storage of those household goods will be paid by the bank in an amount not to exceed $25,000.

If you voluntarily terminate your employment with City National Bank prior to the end of one year following your start date, you must reimburse all relocation expenses paid by the company.

STOCK AWARD PROGRAM

Subject to approval by the Corporation’s Compensation, Nominating and Governance Committee, you will receive $500,000 of equivalent value of a Non-Qualified Stock Option grant and a Restricted Stock grant of City National Corporation common stock.  Equivalent value will be determined by using standard stock option and restricted stock valuation practices at City National.  The date of issuance will be your start date or the date of Committee action, whichever occurs last.  The per share grant price of the options will be the fair market value on the date of issuance.  These options will vest 25% on each anniversary date of the grant until 100% vested, provided you continue to be employed by the Company.

The restricted shares will vest on a five-year schedule, 25% on each anniversary grant date beginning after two years, again provided you continue to be employed by the Company.  You will be eligible to receive annual equity grants in accordance with bank practice.  It is anticipated that the annual equity grant value will be in the range of $400,000 to $600,000 depending on your performance.  You will be required to hold some City National Corporation stock as part of the Bank’s stock ownership program.  Complete details about the stock program will be provided after your employment commences.

The Company’s stock award program does not currently provide for vesting or continued vesting of equity awards upon a participant’s retirement on or after age 65.  The Company has agreed, subject to applicable law and accounting considerations, continued employment, as well as the approval of the Compensation, Nominating and Governance Committee, to structure your overall compensation with respect to periods of service beginning January 1, 2016, if any, so that you have an opportunity to retire at age 65, if so desired, without forfeiting such amounts.  Any such retirement feature may be conditioned upon and subject to your continued compliance with restrictive covenants following your retirement on or after age 65.  The structure will be agreed to in writing no later than June 30, 2009.

DEFERRED COMPENSATION

As an Executive Vice President of the Bank, you will be eligible to participate in the Executive Deferred Compensation Plan in accordance with the terms of that Plan, as amended from time to time. Details about the Plan will be provided after your employment commences.

CHANGE OF CONTROL SEVERANCE

In the event of a change of control of City National Corporation that results in your termination of employment, in accordance with the terms of the City National Corporation Executive Committee Change in Control Severance Plan, you will be entitled to receive two year’s base salary, bonus, and other benefits.

SEVERANCE

If your employment is involuntarily terminated for any reason other than for: (1) cause, or (2) change of control, within the first 24 months of your employment, you will receive as severance 150% of your annual base salary, which amount will be paid in lump sum within 30 days following termination of employment without any discount.  After two years, any such payment will be 100% of your base salary, which amount will be paid in a lump sum within 30 days following termination of employment without any discount.

Termination of employment for cause shall mean engaging in illegal conduct or gross misconduct, which is materially and demonstrably injurious to the Company.

PROFIT SHARING

To the extent permitted by the Plan, you may become a participant in the City National Corporation Profit Sharing Plus Plan, the Bank’s 401(k)/Profit Sharing Plan, on the first of the month following your start date.

HEALTH, LIFE AND DISABILITY INSURANCE

You will be eligible to participate in the Bank’s CNBenefits program effective the first day of the month following your date of hire, in accordance with the terms and conditions of the program.  If your hire date is the first working day of the month, your benefits will be effective on your date of hire.

ADDITIONAL BENEFITS

You will be eligible for four weeks time off per year, with pay, to be used at your discretion as your schedule permits and with concurrence from your manager.  This will be prorated in 2008 based on your start date.  This time off is not a “vested” vacation benefit.

OTHER MATTERS

This offer of employment is contingent upon submission to fingerprinting, and confirmation from the Federal Bureau of Investigation that you have not been convicted of, 1) any criminal offense involving dishonesty, a breach of trust, or money laundering, (certain limited exceptions apply) or 2), any criminal offense that would have a direct relationship to your employment with the Bank or that would cause an unreasonable risk to persons or property.

Additionally, this offer is contingent upon the successful completion of reference and background checking.  Although we expect a rewarding and productive relationship, please remember that employment with City National Bank is “at will”.  No one other than the Chief Executive Officer or the Chairman of the Board of the Bank has any authority to establish or enter into any contract regarding your employment which is different from “at will” status, and any such agreement must be in writing.

As a newly hired colleague at City National Bank, you will be required to enter into a Mutual Agreement for Dispute Resolution as a condition to employment by the Bank.  This agreement provides procedures for resolving most disputes between the colleague and the Bank by arbitration, and waives both parties’ right to a jury trial for such disputes.  Enclosed is a copy for your review and signature.

You will need to complete the City National Bank Application for Employment, City National Bank Employment Applicant Self-Identification Form.  Enclosed is the Notification Authorization to Conduct Employment Background Investigation.  Please return the completed document to us as soon as possible.

I also want to take this opportunity to remind you that you must not remove any confidential written or electronic materials from your current or prior employers, or bring any such materials to City National Bank.  In addition, in your work at City National Bank, you may not use any information obtained during your pre-City National Bank employment, including, without limitation, marketing strategies, product development, pricing information, and customer and personnel lists, to the extent that such information was confidential with your prior employer(s).

Rich, we are delighted to have you join our team.  We know that you will enjoy being an integral part of our success.  Please call me at (213) 673-9123 if you have any questions or need any additional information.

We all look forward to welcoming you to City National.

Sincerely,

Please sign here and return to me to show your acceptance of our offer.  The enclosed copy is for your file.

I accept the above offer.

/s/ Richard Gershen
Richard Gershen	Date

DATE: January 12, 2009